FORM 8-A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MAGNUM HUNTER RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	86-0879278
(State of incorporation or organization)	(IRS Employer identification No.)

777 Post Oak Blvd., Suite 910, Houston, Texas 77056
(Address of principal executive offices)

Securities to be registered under Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
$0.01 par value common stock	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☐

Securities to be registered under Section 12(b) of the Act:

Title of each class
to be so registered

Common Stock, $0.01 par value

Item 1.   Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following is a summary description of the rights of our common stock and related provisions of our certificate of incorporation and our bylaws.  The following description of our common stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, which are filed as exhibits to this registration statement, and to the applicable provisions of Delaware law.

As of December 28, 2010, there were 72,403,640 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Except for the election of directors, which is determined by a plurality vote, all matters to be voted on by stockholders must be approved by a majority in voting interest of the stockholders present in person or represented by proxy and entitled to vote.  Holders of our common stock are not entitled to cumulate their votes in the election of directors.  Each of our directors will be elected annually by our stockholders voting as a single class. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All shares of our common stock currently outstanding are fully paid and non-assessable.

Item 2. Exhibits

Exhibit Number	Description

4.1	Certificate of Incorporation of the Registrant, as amended (incorporated by reference from Petro Resources Corporation’s Registration Statement on Form SB-2 filed on March 21, 2006)
4.1.1
Certificate of Amendment to Certificate of Incorporation of the Registrant dated May 10, 2007 (incorporated by reference from Petro Resources Corporation’s Quarterly Report on Form 10-QSB filed on August 14, 2007)

4.1.2
Certificate of Amendment to Certificate of Incorporation of the Registrant dated November 2, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on November 2, 2010)

4.2	Amended and Restated Bylaws of the Registrant dated April 14, 2006 (incorporated by reference from Petro Resources Corporation’s Registration Statement on Form SB-2 filed on March 21, 2006)
4.2.1	Amendment to Bylaws of the Registrant (incorporated by reference from Petro Resources Corporation’s Amendment No. 1 to Registration Statement on Form SB-2 filed on June 9, 2006)
4.2.2
Amendment to Bylaws of the Registrant dated October 12, 2006 (incorporated by reference from Petro Resources Corporation’s Amendment No. 1 to Registration Statement on Form SB-2 filed on September 21, 2007)

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: December 29, 2010	/s/ Gary C. Evans
Gary C. Evans, Chairman and
Chief Executive Officer

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